                                                                    Exhibit 12.1

                                IESI CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (IN THOUSANDS, EXCEPT RATIOS)


                                      12 MONTHS        NINE MONTHS
                                        ENDED              ENDED
                                     SEPTEMBER 30,      SEPTEMBER 30,                     YEAR ENDED DECEMBER 31,
                                    --------------   -------------------   --------------------------------------------------------

                                            2002         2002       2001       2001        2000        1999        1998        1997
                                        --------     --------   --------   --------    --------    --------    --------    --------

Earnings:
   Income before income taxes            $ 5,538     $  4,684   $  2,097   $  2,950    $   (884)   $ (9,983)   $ (3,857)   $ (1,214)
Add back:
   Interest expense, net of
   capitalized interest                   12,717        9,834     10,078     12,961      11,142       7,905       2,590         452
   Portion of rent expense
   representative of interest factor         195          126        205        284         273         163          94          32
                                        --------     --------   --------   --------    --------    --------    --------    --------

Earnings as adjusted                     $18,450     $ 14,644   $ 12,379   $ 16,195    $ 10,532    $ (1,915)   $ (1,173)   $   (730)
                                        ========     ========   ========   ========    ========    ========    ========    ========


Fixed Charges:
   Interest expense, net of
   capitalized interest                  $12,717     $  9,834   $ 10,078   $ 12,961    $ 11,142    $  7,905    $  2,590    $    452
   Capitalized interest                    1,704        1,264      1,161      1,602       1,883          80           -          41
   Portion of rent expense
   representative of interest factor         195          126        205        284         273         163          94          32
                                        --------     --------   --------   --------    --------    --------    --------    --------

Total Fixed Charges                      $14,616     $ 11,224   $ 11,444   $ 14,847    $ 13,299    $  8,148    $  2,685    $    526
                                        ========     ========   ========   ========    ========    ========    ========    ========

Ratio of Earnings to Fixed Charges           1.3          1.3        1.1        1.1         0.8        -0.2        -0.4        -1.4
                                        ========     ========   ========   ========    ========    ========    ========    ========

Insufficient earnings to cover fixed
charges                                                                                $ (2,767)   $(10,063)   $ (3,857)   $ (1,255)
                                                                                       ========    ========    ========    ========


Pro forma for issuance of
10.25% Senior Subordinated Notes
due 2012                                     1.1          1.1                   1.0
                                        ========     ========              ========